Exhibit 3.5

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:39 PM 07/02/2008

Filed 02:39 PM 07/02/2008

SRV 080753048 — 3379687 FILE

STATE  OF  DELAWARE

CERTIFICATE of AMENDMENT

to

CERTIFICATE of INCORPORATION

of

WORLDWATER & SOLAR TECHNOLOGIES CORP.

First:              That at a meeting of the Board of Directors of WorldWater & Solar Technologies Corp., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the following article:

Article numbered ‘Four’ so that, as amended, said Article shall be and read as follows:

“Authorized Capital.  The total number of shares that may be issued by the Corporation is four hundred sixty million (460,000,000), of which:

a)            four hundred fifty million (450,000,000) shares with a par value of one-tenth of one cent ($.001) per share shall be designated as Common Stock; AND

b)            ten million (10,000,000) shares with a par value of one cent ($.01) per share shall be designated as Preferred Stock.

The designations, preferences and relative participations, options or other rights or qualifications, limitations or restrictions thereof shall be fixed by resolution of the Board of Directors.”

Second:         That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third:                    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth:          That the capital of said corporation shall not be reduced under or by reason of said amendment.

WORLDWATER & SOLAR TECHNOLOGIES CORP.

Effective Date: July 2, 2008	By:	/s/ Robert A. Gunther
	Name:	Robert A. Gunther
	Title:	Senior Vice President and
General Counsel